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                                  Exhibit 99.1

                 HIENERGY TECHNOLOGIES CLOSES PRIVATE PLACEMENT

IRVINE,  Calif., Oct 1, 2002 -- HiEnergy Technologies, Inc. (OTC Bulletin Board:
HIET) announced today, October 1, 2002, the termination of its Series A Convertible Preferred Stock private placement offering with the final closing expected to occur in the next few days. Details of the private placement offering are contained in HiEnergy's most recent periodic reports filed with the Securities and Exchange Commission.

In August 2002, HiEnergy commenced a private placement offering of up to 345 shares of Series A Convertible Preferred Stock at $10,000 per share to raise up to $3,450,000, with a fixed conversion price of $1.15 and a dividend yield of 8% per annum, paid in cash or in common stock at the election of HiEnergy. The private placement has yielded $869,625 in gross proceeds.

The offering and sale of the Series A Convertible Preferred Stock has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This disclosure is not an offer of securities or a solicitation of an offer to buy securities.

HiEnergy has decided to terminate the balance of this offering, as there is no need to burden itself with further debt or dividend obligations at this time.

ABOUT  HIENERGY  TECHNOLOGIES,  INC.

HiEnergy Technologies, Inc. has the only patent pending stoichiometric explosive detection technology that remotely determines the chemical formula of concealed substances, including explosives, biological weapons, and illegal drugs. "Stoichiometric" means detection that deciphers the chemical formula of unknown substances through barriers in a short period of time. The systems HiEnergy is developing may have applications in several markets, including airport security screening, bio-weapons detection, landmine detection, and contraband detection, in addition to chemical and petrochemical industry applications. HiEnergy's technology has been developed through several years of research and under grants from the Department of Defense and the US Customs agency.

FORWARD-LOOKING  STATEMENT

The matters discussed in this press release may contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward- looking terminology such as "believes", "could", "plans", "expects", "may", "will",
"intends", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by HiEnergy Technologies, Inc. You should not place undue reliance on forward-looking statements. Forward-looking statements involve risks and uncertainties. The actual results that HiEnergy Technologies, Inc. achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and HiEnergy Technologies, Inc. assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by HiEnergy Technologies, Inc. in its reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect its business.

                            FOR FURTHER INFORMATION:
                        HiEnergy Corporate Communications
                                 (866) 642-6267
                             hiet@primorisgroup.com

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